Exhibit 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2015 Results

SUNNYVALE, CA -- (Marketwired - January 29, 2015) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2014.

The Company reported net income of $148,000, or $0.01 per diluted share, on net revenues of $14.2 million for the third quarter of fiscal 2015, compared to a net loss of $(734,000), or $(0.03) per diluted share, on net revenues of $13.8 million in the third quarter of fiscal 2014 and a net loss of $(950,000), or $(0.04) per diluted share, on net revenues of $13.3 million in the second quarter of fiscal 2015, ended September 30, 2014. Gross margin was 46.7% compared to 39.0% in the prior year period and 45.7% in the preceding second quarter.

Total operating expenses in the third quarter of fiscal 2015 were $7.3 million, compared to $7.3 million in the third quarter of fiscal 2014 and $7.1 million in the preceding second quarter. Research and development expenses were $2.9 million, compared to $2.8 million in the prior year period and $2.9 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were essentially flat year-over-year at $4.5 million, and up sequentially from $4.2 million in the preceding quarter.

Litigation-related expenses in the third quarter of fiscal 2015 were $1.8 million, up from $1.5 million in the previous quarter but down from $2.1 million in the same period a year ago. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted "Our net revenues came in at the high end of the guidance that we had provided earlier in the third quarter, and our gross margin came in well above our guidance and well above our operating model at 46.7%, fueled by a very favorable mix of higher margin products. However, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia, and we again incurred substantial litigation-related expenses during the quarter, as our pending patent infringement litigation and antitrust lawsuit against Cypress continued. We continue to lead the SRAM segment with our innovative products, and we look forward to continued expansion into the low-latency DRAM space. Several key customers are continuing their evaluation of these products, and we expect shipment volumes to increase over the next several quarters as these key customers complete their evaluation and qualification processes."

Sales to Alcatel-Lucent were $3.2 million, or 22.8% of net revenues, during the third quarter, compared to $3.2 million, or 24.0% of net revenues, in the prior quarter and $2.3 million, or 16.5% of net revenues, in the same period a year ago. Third-quarter direct and indirect sales to Cisco Systems were $2.0 million, or 13.9% of net revenues, compared to $1.9 million, or 14.2% of net revenues, in the prior quarter, and $2.5 million, or 18.4% of net revenues, in the same period a year ago. Military/defense sales were 24.3% of shipments compared to 21.6% of shipments in the prior quarter and 14.2% of shipments in the comparable period a year ago. SigmaQuad sales were 40.7% of shipments compared to 38.1% in the prior quarter and 39.8% in the third quarter of fiscal 2014.

Third-quarter fiscal 2015 operating loss was $(654,000), compared to an operating loss of $(1.0 million) in the prior quarter and an operating loss of $(1.9 million) a year ago. Third-quarter fiscal 2015 net income included interest and other income of $101,000 and a tax benefit of $701,000, compared to $62,000 in interest and other income and a tax benefit of $1.1 million a year ago; in the preceding quarter, net loss included interest and other income of $112,000 and a tax provision of $21,000.

Total third-quarter pre-tax stock-based compensation expense was $390,000 compared to $571,000 in the prior quarter and $516,000 in the comparable quarter a year ago.

At December 31, 2014, the Company had $65.8 million in cash, cash equivalents and short-term investments, $18.7 million in long-term investments, $74.0 million in working capital, no debt, and stockholders' equity of $101.4 million. The reduction in the Company's balance of cash, cash equivalents and short-term investments from $80.9 million at the end of the previous fiscal year on March 31, 2014 was the result of the repurchase by the Company of shares of its common stock for $25.0 million in a modified "Dutch auction" tender offer completed in August 2014.

Outlook for Fourth Quarter of Fiscal 2015

Looking forward to the fourth quarter, we currently expect net revenues to be in the range of $12.8 million to $13.8 million, reflecting relatively consistent sales across our product lines with the exception of military/defense sales which were unexpectedly high in the third quarter as a result of last time buys on discontinued products. We expect a gross margin of approximately 44% to 46% in the fourth-quarter. We currently expect net revenues to again exceed $14.0 million in the first quarter of fiscal 2016.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2014 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 29, 2015. To listen to the teleconference, please call toll-free 888-438-5519 approximately 10 minutes prior to the above start time and provide Conference ID 5620286. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                         GSI TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (Unaudited)

                             Three Months Ended          Nine Months Ended
                      -------------------------------  --------------------
                       Dec, 31,  Sept. 30,   Dec, 31,   Dec, 31,   Dec, 31,
                         2014       2014       2013       2014       2013
                      ---------  ---------  ---------  ---------  ---------

Net revenues          $  14,227  $  13,263  $  13,778  $  40,435  $  45,732
Cost of goods sold        7,577      7,202      8,410     21,785     25,496
                      ---------  ---------  ---------  ---------  ---------

Gross profit              6,650      6,061      5,368     18,650     20,236
                      ---------  ---------  ---------  ---------  ---------

Operating expenses:

  Research &
   development            2,850      2,946      2,780      8,869      8,728
  Selling, general
   and administrative     4,454      4,156      4,490     12,945     13,710
                      ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses             7,304      7,102      7,270     21,814     22,438
                      ---------  ---------  ---------  ---------  ---------

Operating loss             (654)    (1,041)    (1,902)    (3,164)    (2,202)

Interest and other
 income, net                101        112         62        284        258
                      ---------  ---------  ---------  ---------  ---------

Loss before income
 taxes                     (553)      (929)    (1,840)    (2,880)    (1,944)
Provision (benefit)
 for income taxes          (701)        21     (1,106)      (632)    (1,155)
                      ---------  ---------  ---------  ---------  ---------
Net income (loss)     $     148  $    (950) $    (734) $  (2,248) $    (789)
                      =========  =========  =========  =========  =========

Net income (loss) per
 share, basic         $    0.01  $   (0.04) $   (0.03) $   (0.09) $   (0.03)
Net income (loss) per
 share, diluted       $    0.01  $   (0.04) $   (0.03) $   (0.09) $   (0.03)

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    23,738     25,540     27,667     25,591     27,495
Diluted                  24,325     25,540     27,667     25,591     27,495

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                             Three Months Ended          Nine Months Ended
                      -------------------------------  --------------------
                       Dec, 31,  Sept. 30,   Dec, 31,   Dec, 31,   Dec, 31,
                         2014       2014       2013       2014       2013
                      ---------  ---------  ---------  ---------  ---------

Cost of goods sold    $      93  $     104  $      86  $     296  $     282
Research &
 development                220        248        235        709        726
Selling, general and
 administrative              77        219        195        528        636
                      ---------  ---------  ---------  ---------  ---------
                      $     390  $     571  $     516  $   1,533  $   1,644
                      =========  =========  =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                             Three Months Ended          Nine Months Ended
                      -------------------------------  --------------------
                       Dec, 31,  Sept. 30,   Dec, 31,   Dec, 31,   Dec, 31,
                         2014       2014       2013       2014       2013
                      ---------  ---------  ---------  ---------  ---------

Selling, general and
 administrative       $   1,804  $   1,503  $   2,056  $   5,067  $   6,047

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                         December 31, 2014   March 31, 2014
                                         ----------------- -----------------
Cash and cash equivalents                $          40,853 $          41,520
Short-term investments                              24,978            39,412
Accounts receivable                                  5,522             8,238
Inventory                                            9,059             8,185
Other current assets                                 3,377             5,152
Net property and equipment                           8,972             9,683
Long-term investments                               18,652            28,819
Other assets                                           531               668
                                         ----------------- -----------------
Total assets                             $         111,944 $         141,677
                                         ================= =================

Current liabilities                      $           9,791 $          11,837
Long-term liabilities                                  772             1,462
Stockholders' equity                               101,381           128,378
                                         ----------------- -----------------
Total liabilities and stockholders'
 equity                                  $         111,944 $         141,677
                                         ================= =================

CONTACT:
GSI Technology, Inc.
Mr. Douglas M. Schirle
CFO
408-331-9802

Hayden IR
Mr. Dave Fore or Mr. Brett Maas
206-395-2711